EXHIBIT 8.1
[Debevoise & Plimpton LLP Letterhead]
July 7, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
American Airlines, Inc.
Pass Through Certificates, Series 2009-1A
Ladies and Gentlemen:
     We have acted as special United States tax counsel to AMR Corporation, a Delaware corporation, and American Airlines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Nos. 333-136563 and 333-136563-01)(the “Registration Statement”) and in connection with the issuance and sale by the Company today of $520,110,000 face amount of Pass Through Certificates, Series 2009-1A (the “Class A Certificates”) to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated June 29, 2009 (the “Underwriting Agreement”), among the Company and the Underwriters. The Class A Certificates will be issued under the Pass Through Trust Agreement, dated as of March 21, 2002 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee (the “Class A Trustee”) for the trust relating to the Class A Certificates, as supplemented by the Trust Supplement 2009-1A, dated as of July 7, 2009 (the “Class A Trust Supplement”), to the Basic Agreement between the Company and the Class A Trustee (the Basic Agreement, together with such Class A Trust Supplement, the “Trust Agreement”). As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated June 29, 2009, relating to the Class A Certificates, in the form filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the SEC pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

American Airlines, Inc.	July 7, 2009
     In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreement, the Underwriting Agreement, the Escrow Agreement (as defined in the Class A Trust Supplement), the Deposit Agreement (as defined in the Class A Trust Supplement), the Intercreditor Agreement (as defined in the Class A Trust Supplement), the NPA (as defined in the Class A Trust Supplement) and the forms of Participation Agreement and Indenture attached thereto, and the Class A Liquidity Facility (as defined in the Class A Trust Supplement) and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents. We have further assumed that the Class A Certificates have been issued, delivered and paid for in accordance with the terms of the Prospectus Supplement.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus Supplement, we are of the opinion that the statements in the Prospectus Supplement under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law or state legal conclusions with respect thereto, are accurate in all material respects.
     Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus Supplement and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or

American Airlines, Inc.	July 7, 2009
developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on July 7, 2009 and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP

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